UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2008

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information set forth under Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

Xethanol Corporation (“Xethanol”), the registrant, is holding its annual meeting of stockholders on January 22, 2008. At the meeting, we plan to announce the following information to our stockholders. We are filing this Current Report on Form 8-K to disclose this information.

We have reevaluated our facility in Augusta, Georgia and have decided that the facility does not fit within our long-term corporate strategy. We are considering the sale of the facility, although we have not made a final decision in that regard. We have interviewed real estate brokerage firms to assist us in marketing the property for sale, but we have not retained such a firm. If we do decide to sell our Augusta facility and are successful in selling it, we estimate that we would reduce our annual overhead by approximately $600,000. We can offer no assurances regarding how long it would take to sell the facility or the price we might receive.

We have downsized our operations by terminating personnel and electing not to renew certain consulting agreements. We estimate that these measures will save us approximately $800,000 annually.

We have reevaluated our facility in Spring Hope, North Carolina and have determined that the facility does not fit within our long-term corporate strategy. We are considering the sale of the facility, although we have not made a final decision in that regard. If we do decide to sell our Spring Hope facility and are successful in selling it, we estimate that we would reduce our annual overhead by approximately $250,000. Before we sell the property (or as a term of its sale), we will have to resolve certain liens on the property filed by companies that performed, or have claimed to have performed, environmental remediation and demolition work on the property. We can offer no assurances regarding how long it would take to sell the facility or the price we might receive.

We had cash and cash equivalents of approximately $12.1 million as of December 31, 2007 compared to cash and cash equivalents of approximately $13.4 million as of September 30, 2007.

Our current production at Xethanol BioFuels plant in Blairstown, Iowa is running at approximately 5.6 gallons annually. Due largely to the age of the plant and the cost of corn, we are operating our Blairstown plant at a loss. Based on recent and predicted changes in the price of corn and the sales price of ethanol, however, we expect to narrow our operating losses in 2008 but cannot provide any assurance regarding when we will report operating income at Blairstown.

All statements in this Current Report on Form 8-K that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Xethanol’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside Xethanol’s control, and some of which are particularly described above. These factors could cause actual results to differ materially from such forward-looking statements. In particular, we face risks in connection with: the possible sales of our Augusta and Spring Hope plants, including the prices we achieve and the time it would take to consummate the sales; the costs of resolving the liens on our Spring Hope facility; our operating costs at our Blairstown facility, whether we can continue to operate our Blairstown facility at its maximum capacity, given its age and condition; and the price of ethanol. For a description of these and other factors, see the section titled “Risk Factors” in the Xethanol’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as amended.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: January 22, 2008	By:	/s/ David R. Ames
David R. Ames
Chief Executive Officer and President